Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
    or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
January 29, 2026

CULLEN/FROST REPORTS FOURTH QUARTER AND 2025 ANNUAL RESULTS
Board declares first quarter dividend on common and preferred stock, and authorizes $300 million stock repurchase program

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported fourth quarter and full-year results for 2025. Net income available to common shareholders for the fourth quarter of 2025 was $164.6 million, representing an increase of $11.4 million, or 7.4 percent, compared to $153.2 million reported for the fourth quarter of 2024. On a per-share basis, the company reported net income available to common shareholders of $2.56 per diluted common share for the fourth quarter of 2025, compared to $2.36 per diluted common share for the fourth quarter of 2024. For the fourth quarter of 2025, returns on average assets and average common equity were 1.22 percent and 14.80 percent, respectively, compared to 1.19 percent and 15.58 percent for the same period in 2024.

The company also reported 2025 annual net income available to common shareholders of $641.9 million, an increase of $66.0 million, or 11.5 percent, compared to 2024 earnings available to common shareholders of $575.9 million. On a per-share basis, 2025 earnings were $9.92 per diluted common share compared to $8.87 per diluted common share reported in 2024. For the year 2025, returns on average assets and average common equity were 1.24 percent and 15.66 percent respectively, compared to 1.16 percent and 15.81 percent reported in 2024.

"We carry great momentum with us as we enter 2026 and continue executing on a number of strategic growth initiatives," said Cullen/Frost Chairman and CEO, Phil Green. "Frost bankers throughout the state remain squarely focused on making our customers' lives better and supporting their growth in an increasing range of ways over time.

"We continue to execute on our organic growth strategy, and continue to believe that it is a durable and scalable strategy that will fuel Frost's growth for years to come. During the fourth quarter, we opened new financial centers in the Austin, Dallas, and San Antonio markets, bringing us to a total of 10 new locations opened during 2025."

For the fourth quarter of 2025, net interest income on a taxable-equivalent basis was $471.2 million, up $37.5 million, or 8.6 percent compared to $433.7 million for fourth quarter of 2024. Average loans for the fourth quarter of 2025 increased $1.3 billion, or 6.5 percent, to $21.7 billion, from the $20.3 billion reported for the fourth quarter a year earlier, and increased 1.0 percent compared to $21.5 billion for the third quarter of 2025. Average deposits for the quarter increased $1.5 billion, or 3.5 percent, to $43.3 billion compared to $41.9 billion in last year's fourth quarter, and increased $1.3 billion, or 3.0 percent, compared to $42.1 billion for the third quarter of 2025. Compared to the third quarter of 2025, fourth quarter average non-interest-bearing deposits increased by 3.1 percent and average interest-bearing deposits increased by 3.0 percent.

For full year 2025, average total loans were $21.2 billion, an increase of approximately $1.4 billion, or 7.3 percent, from the $19.8 billion reported in 2024. Average total deposits for 2025 were $42.2 billion, up $1.2 billion, or 3.0 percent, compared to the $41.0 billion reported for full year 2024.

Noted financial data for the fourth quarter:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios for Cullen/Frost at the end of the fourth quarter of 2025 were 14.06 percent, 14.50 percent, and 15.95 percent, respectively. Current capital ratios continue to be in excess of well-capitalized levels and exceed Basel III requirements.
•Net interest income on a tax-equivalent basis was $471.2 million for the fourth quarter of 2025, an increase of 8.6 percent compared to the $433.7 million reported for the fourth quarter of 2024. The net interest margin was 3.66 percent for the fourth quarter of 2025 compared to 3.53 percent for the fourth quarter of 2024 and 3.69 percent for the third quarter of 2025.
•Non-interest income for the fourth quarter of 2025 was $132.2 million, up $9.3 million, or 7.6 percent, from the $122.8 million reported a year earlier. Other non-interest income increased by $2.2 million, or 13.8% percent, compared to the fourth quarter of 2024. The increase was primarily related to an increase in income from customers' derivatives trading activity (up $1.4 million). Trust and investment management fees increased by $1.9 million, or 4.3 percent, compared to the fourth quarter of 2024. The increase was mainly related to an increase in investment management fees, up $2.3 million compared to the fourth quarter of 2024. Investment management fees are generally based on the market value of assets within customer accounts and are thus impacted by price movements in the equity and bond markets. Service charges on deposit accounts increased by $4.5 million, or 15.9 percent, compared to the fourth quarter of 2024.
•During the fourth quarter, we recognized several one-time expense items which in aggregate totaled $16.2 million. These one-time expense items included a payroll transition bonus associated with our change to a bi-weekly payroll cycle, a donation to the Frost Charitable Foundation, an additional accrual to increase our medical insurance reserve, and various sundry losses. These items were partly offset by an $8.5 million reversal of our accrual related to a special FDIC insurance assessment.
•Non-interest expense for the fourth quarter of 2025 was $371.7 million, up $35.5 million, or 10.6 percent, compared to the $336.2 million reported for the fourth quarter of 2024. Salaries and wages expense increased by $17.0 million, or 10.3 percent, compared to the fourth quarter of 2024. The increase in salaries and wages was primarily related to an increase in salaries due to annual merit and market increases and an increase in the number of employees. The increase in the number of employees was partly related to our investment in organic expansion in various markets. Salary and wage expense for the fourth quarter was also impacted by $4.2 million related to the aforementioned payroll transition bonus. Employee benefits expense increased by $8.0 million, or 28.1 percent, compared to the fourth quarter of 2024. The increase in employee benefits expense was primarily related to the aforementioned increase in medical/dental expense (up $5.3 million), 401(k) plan expense (up $1.7 million), and payroll taxes (up $682,000). Other non-interest expense increased $14.7 million, or 23.3%, compared to the fourth quarter of 2024. The increase was primarily related to the aforementioned increases in sundry and other miscellaneous expense (up $3.7 million) and donations expense (up $3.3 million); as well as professional services expense (up $2.6 million), among other things. The increase in sundry expenses was driven by a $4.0 million accrual related to a software platform that is no longer aligned with our long-term technology strategy. Net occupancy expense increased by $2.2 million, or 7.0 percent, compared to the fourth quarter of 2024. The increase in net occupancy expense for the quarter was mainly driven by increases in depreciation on buildings and leasehold improvements (up $732,000) and increases in property taxes (up $654,000). These increases were mainly driven by expenses associated with expansion branch locations.
•For the fourth quarter of 2025, the company reported a credit loss expense of $11.2 million and reported net charge-offs of $5.8 million, compared to a credit loss expense of $6.8 million and net charge-offs of $6.6 million for the third quarter of 2025. For the fourth quarter of 2024, the company reported a credit loss expense of $16.2 million and net charge-offs of $14.0 million. The allowance for credit losses on loans as a percentage of total loans was 1.29 percent at December 31, 2025, compared to 1.31 percent at September 30, 2025, and 1.30 percent at December 31, 2024. Non-accrual loans were $70.5 million at the end of 2025, compared to $44.8 million the previous quarter and $78.9 million at year-end 2024.
•During the fourth quarter, the company repurchased 653,913 shares at a total cost of $80.7 million, bringing us to a total of 1.20 million shares repurchased under the 2025 Repurchase Plan for the full year at an average price of $124.67, completing our $150 million authorization.

The Cullen/Frost board declared a first-quarter cash dividend of $1.00 per common share, payable March 13, 2026, to shareholders of record on February 27 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on March 16, 2026, to shareholders of record on February 27 of this year.
In addition, the company's board of directors approved a new share repurchase program with authorization to purchase up to $300 million of Cullen/Frost common stock over a one-year period expiring on January 27, 2027. Share repurchases under the authorization may be made through a variety of methods, which may include open market purchases, in privately negotiated transactions, block trades, accelerated share repurchase transactions, and/or through other legally permissible means. The timing and amount of any share repurchases under the authorization will be determined by management at its discretion and based on market conditions and other considerations. The share repurchase program may be suspended or discontinued at any time at the company’s discretion and does not obligate Cullen/Frost to purchase any amount of common stock.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, January 29, 2026, at 1:00 p.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a “listen only” mode at 877-709-8150. Playback of the conference call will be available after
5:00 p.m. CT on the day of the call until midnight Sunday, February 1 at 877-660-6853, with the Conference ID# of
13757958. A replay of the call will also be available by webcast at the URL listed below after 5:00 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $53.0 billion in assets at December 31, 2025. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Dallas, Fort Worth, Gulf Coast, Houston, Permian Basin, and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board and the implementation of tariffs and other protectionist trade policies.
•Inflation, interest rate, securities market, and monetary fluctuations.
•Local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Changes in the financial performance and/or condition of our borrowers.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future credit loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•Changes in our liquidity position.
•Impairment of our goodwill or other intangible assets.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing, and saving habits.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions, or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in our organization, compensation, and benefit plans.
•The soundness of other financial institutions.
•Volatility and disruption in national and international financial and commodity markets.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•Government intervention in the U.S. financial system.
•Political or economic instability.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The impact of pandemics, epidemics, or any other health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) and their application with which we and our subsidiaries must comply.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Our success at managing the risks involved in the foregoing items.
In addition, financial markets, international relations, and global supply chains have been significantly impacted by recent U.S. trade policies and practices. Due to the rapidly evolving and changing state of U.S. trade policies, the amount and duration of any tariffs and their ultimate impact on us, our customers, financial markets, and the overall U.S. and global economies is currently uncertain. Nonetheless, prolonged uncertainty, elevated tariff levels or their wide-spread use in U.S. trade policy could weaken economic conditions and adversely impact the ability of borrowers to repay outstanding loans or the value of collateral securing these loans or adversely affect financial markets or the values of securities. To the extent that these risks may have a negative impact on the financial condition of borrowers or financial markets, it could also have a material adverse effect on our business, financial condition and results of operations.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2025				2024
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$448,707	$441,618	$429,604	$416,220	$413,518
Net interest income (1)	471,218	463,667	450,558	436,404	433,726
Credit loss expense	11,224	6,779	13,129	13,070	16,162
Non-interest income:
Trust and investment management fees	45,651	44,846	43,669	42,931	43,765
Service charges on deposit accounts	32,360	31,440	29,151	28,621	27,909
Insurance commissions and fees	15,180	15,424	13,879	21,019	14,215
Interchange and card transaction fees	6,290	5,547	5,619	5,402	5,764
Other charges, commissions and fees	15,228	14,730	13,967	13,586	15,208
Net gain (loss) on securities transactions	(836)	—	—	(14)	(112)
Other	18,291	13,660	10,988	12,466	16,075
Total non-interest income	132,164	125,647	117,273	124,011	122,824

Non-interest expense:
Salaries and wages	182,486	169,155	162,149	160,857	165,520
Employee benefits	36,653	34,465	32,826	42,157	28,614
Net occupancy	34,341	34,682	34,640	33,277	32,102
Technology, furniture and equipment	41,575	43,479	40,572	40,118	39,775
Deposit insurance	(1,350)	6,328	6,590	7,184	6,924
Other	77,963	64,369	70,351	64,473	63,232
Total non-interest expense	371,668	352,478	347,128	348,066	336,167
Income before income taxes	197,979	208,008	186,620	179,095	184,013
Income taxes	31,727	33,628	29,617	28,173	29,161
Net income	166,252	174,380	157,003	150,922	154,852
Preferred stock dividends	1,669	1,668	1,669	1,669	1,669
Net income available to common shareholders	$164,583	$172,712	$155,334	$149,253	$153,183

PER COMMON SHARE DATA
Earnings per common share - basic	$2.56	$2.67	$2.39	$2.30	$2.37
Earnings per common share - diluted	2.56	2.67	2.39	2.30	2.36
Cash dividends per common share	1.00	1.00	1.00	0.95	0.95
Book value per common share at end of quarter	69.96	67.64	63.04	61.74	58.46

OUTSTANDING COMMON SHARES
Period-end common shares	63,287	63,801	64,319	64,283	64,197
Weighted-average common shares - basic	63,588	64,080	64,300	64,255	64,116
Dilutive effect of stock compensation	16	41	52	74	121
Weighted-average common shares - diluted	63,604	64,121	64,352	64,329	64,237

SELECTED ANNUALIZED RATIOS
Return on average assets	1.22%	1.32%	1.22%	1.19%	1.19%
Return on average common equity	14.80	16.72	15.64	15.54	15.58
Net interest income to average earning assets (1)	3.66	3.69	3.67	3.60	3.53

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2025				2024
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$21,661	$21,452	$21,063	$20,788	$20,346
Earning assets	50,033	48,492	47,664	47,424	47,577
Total assets	53,507	51,911	51,191	50,925	51,008
Non-interest-bearing demand deposits	14,268	13,839	13,788	13,798	14,051
Interest-bearing deposits	29,072	28,232	27,972	27,860	27,834
Total deposits	43,340	42,071	41,760	41,658	41,885
Shareholders' equity	4,558	4,243	4,129	4,041	4,057

Period-End Balance:
Loans	$21,892	$21,446	$21,254	$20,904	$20,755
Earning assets	49,524	49,147	47,756	48,409	48,878
Total assets	53,041	52,533	51,409	52,005	52,520
Total deposits	42,918	42,517	41,684	42,391	42,723
Shareholders' equity	4,573	4,461	4,200	4,114	3,899
Adjusted shareholders' equity (1)	5,416	5,385	5,341	5,243	5,151

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$281,495	$280,221	$277,803	$275,488	$270,151
As a percentage of period-end loans	1.29%	1.31%	1.31%	1.32%	1.30%

Net charge-offs:	$5,843	$6,589	$11,151	$9,691	$13,962
Annualized as a percentage of average loans	0.11%	0.12%	0.21%	0.19%	0.27%

Non-accrual loans:	$70,482	$44,778	$62,393	$83,534	$78,866
As a percentage of total loans	0.32%	0.21%	0.29%	0.40%	0.38%
As a percentage of total assets	0.13	0.09	0.12	0.16	0.15

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	14.06%	14.14%	13.98%	13.84%	13.62%
Tier 1 Risk-Based Capital Ratio	14.50	14.59	14.43	14.30	14.07
Total Risk-Based Capital Ratio	15.95	16.04	15.88	15.76	15.53
Leverage Ratio	8.80	9.00	8.98	8.84	8.63
Equity to Assets Ratio (period-end)	8.62	8.49	8.17	7.91	7.42
Equity to Assets Ratio (average)	8.52	8.17	8.07	7.94	7.95

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31,
	2025	2024	2023
CONDENSED INCOME STATEMENTS
Net interest income	$1,736,149	$1,604,612	$1,558,664
Net interest income (1)	1,821,848	1,687,873	1,651,695
Credit loss expense	44,202	64,985	46,171
Non-interest income:
Trust and investment management fees	177,097	165,270	153,315
Service charges on deposit accounts	121,572	106,230	93,504
Insurance commissions and fees	65,502	61,269	58,271
Interchange and card transaction fees	22,858	21,017	19,419
Other charges, commissions and fees	57,511	53,348	49,026
Net gain (loss) on securities transactions	(850)	(96)	66
Other	55,405	52,060	54,941
Total non-interest income	499,095	459,098	428,542

Non-interest expense:
Salaries and wages	674,647	621,394	547,718
Employee benefits	146,101	122,446	115,306
Net occupancy	136,940	128,751	124,396
Technology, furniture and equipment	165,744	148,487	135,286
Deposit insurance	18,752	37,269	76,589
Other	277,156	244,411	229,367
Total non-interest expense	1,419,340	1,302,758	1,228,662
Income before income taxes	771,702	695,967	712,373
Income taxes	123,145	113,425	114,400
Net income	648,557	582,542	597,973
Preferred stock dividends	6,675	6,675	6,675
Net income available to common shareholders	$641,882	$575,867	$591,298

PER COMMON SHARE DATA
Earnings per common share - basic	$9.92	$8.88	$9.11
Earnings per common share - diluted	9.92	8.87	9.10
Cash dividends per common share	3.95	3.74	3.58
Book value per common share at end of quarter	69.96	58.46	55.64

OUTSTANDING COMMON SHARES
Period-end common shares	63,287	64,197	64,185
Weighted-average common shares - basic	64,054	64,121	64,204
Dilutive effect of stock compensation	45	142	201
Weighted-average common shares - diluted	64,099	64,263	64,405

SELECTED ANNUALIZED RATIOS
Return on average assets	1.24%	1.16%	1.19%
Return on average common equity	15.66	15.81	18.66
Net interest income to average earning assets (1)	3.66	3.53	3.45

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31,
	2025	2024	2023
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$21,244	$19,801	$17,893
Earning assets	48,411	46,275	46,186
Total assets	51,889	49,694	49,604
Non-interest-bearing demand deposits	13,924	13,841	15,340
Interest-bearing deposits	28,287	27,124	26,098
Total deposits	42,212	40,965	41,438
Shareholders' equity	4,244	3,787	3,313

Period-End Balance:
Loans	$21,892	$20,755	$18,824
Earning assets	49,524	48,878	47,124
Total assets	53,041	52,520	50,845
Total deposits	42,918	42,723	41,921
Shareholders' equity	4,573	3,899	3,716
Adjusted shareholders' equity (1)	5,416	5,151	4,836

ASSET QUALITY ($ in thousands)
Allowance for credit losses on loan:	$281,495	$270,151	$245,996
As a percentage of period-end loans	1.29%	1.30%	1.31%

Net charge-offs:	$33,274	$40,677	$34,486
Annualized as a percentage of average loans	0.16%	0.21%	0.19%

Non-accrual loans:	$70,482	$78,866	$60,907
As a percentage of total loans	0.32%	0.38%	0.32%
As a percentage of total assets	0.13	0.15	0.12

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	14.06%	13.62%	13.25%
Tier 1 Risk-Based Capital Ratio	14.50	14.07	13.73
Total Risk-Based Capital Ratio	15.95	15.53	15.18
Leverage Ratio	8.80	8.63	8.35
Equity to Assets Ratio (period-end)	8.62	7.42	7.31
Equity to Assets Ratio (average)	8.18	7.62	6.68

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2025				2024
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	3.93%	4.36%	4.41%	4.39%	4.71%
Federal funds sold	4.28	4.74	4.71	4.79	5.16
Resell agreements	4.13	4.58	4.59	4.60	4.88
Securities(2)	3.82	3.85	3.79	3.63	3.44
Loans, net of unearned discounts	6.43	6.61	6.60	6.57	6.77
Total earning assets	4.94	5.11	5.07	4.99	5.05

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.19%	0.24%	0.24%	0.24%	0.29%
Money market deposit accounts	2.08	2.28	2.28	2.27	2.47
Time accounts	3.45	3.79	3.86	3.97	4.32
Total interest-bearing deposits	1.75	1.94	1.93	1.94	2.14
Total deposits	1.17	1.30	1.29	1.30	1.42
Federal funds purchased	3.94	4.34	4.37	4.40	4.71
Repurchase agreements	2.87	3.17	3.23	3.13	3.34
Junior subordinated deferrable interest debentures	6.05	6.30	6.30	6.32	6.87
Subordinated notes payable and other notes	4.69	4.69	4.69	4.69	4.69
Total interest-bearing liabilities	1.92	2.13	2.12	2.12	2.32

Net interest spread	3.02	2.98	2.95	2.87	2.73
Net interest income to total average earning assets	3.66	3.69	3.67	3.60	3.53

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$8,431	$6,816	$6,169	$7,238	$8,577
Federal funds sold	2	3	8	3	3
Resell agreements	10	10	23	10	11
Securities - carrying value(2)	19,929	20,213	20,401	19,384	18,640
Securities - amortized cost(2)	20,995	21,622	21,864	20,839	19,944
Loans, net of unearned discount	21,661	21,452	21,063	20,788	20,346
Total earning assets	$50,033	$48,492	$47,664	$47,424	$47,577

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$9,899	$9,689	$9,920	$9,969	$9,693
Money market deposit accounts	12,619	11,817	11,518	11,432	11,683
Time accounts	6,554	6,726	6,534	6,458	6,458
Total interest-bearing deposits	29,072	28,232	27,972	27,860	27,834
Total deposits	43,340	42,071	41,760	41,658	41,885
Federal funds purchased	27	29	25	18	24
Repurchase agreements	4,586	4,593	4,250	4,147	3,946
Junior subordinated deferrable interest debentures	123	123	123	123	123
Subordinated notes payable and other notes	100	100	100	100	100
Total interest-bearing funds	$33,909	$33,077	$32,471	$32,248	$32,027

(1) Taxable-equivalent basis assuming a 21% tax rate.
(2) Average securities include unrealized gains and losses on securities available for sale while yields are based on average amortized cost.